Exhibit 99.1

Shake Shack Announces First Quarter 2016 Financial Results
- First Quarter Total Revenue Grew 43.3% -
- Same-Shack Sales Increased 9.9% -

NEW YORK, NY (Business Wire) — May 12, 2016 — Shake Shack Inc. (“Shake Shack” or the “Company”) (NYSE: SHAK), today reported financial results for the first quarter ended March 30, 2016, a period that included 13 weeks.
Financial Highlights for the First Quarter 2016:

▪	Total revenue increased 43.3% to $54.2 million.

▪	Shack sales increased 44.7% to $52.2 million.

▪	Same-Shack sales increased 9.9%.

▪	Shack-level operating profit*, a non-GAAP measure, increased 58.6% to $14.7 million, or 28.2% of Shack sales.

▪	Adjusted EBITDA*, a non-GAAP measure, increased 54.4% to $10.8 million.

▪	Net income was $1.5 million, or $0.07 per diluted share.

▪
Adjusted pro forma net income*, a non-GAAP measure, increased 114.4% to $2.8 million, or $0.08 per fully exchanged and diluted share, compared to $1.3 million, or $0.04 per fully exchanged and diluted share in the prior year period.

▪	Four system-wide Shack openings, including three domestic company-operated Shacks and one international licensed Shack.
* Shack-level operating profit, adjusted EBITDA and adjusted pro forma net income are non-GAAP measures. Reconciliations of Shack-level operating profit to operating income (loss), adjusted EBITDA to net income (loss), and adjusted pro forma net income to net income (loss), the most directly comparable financial measures presented in accordance with GAAP, are set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
Randy Garutti, Chief Executive Officer of Shake Shack, stated, “With the extraordinary results in Q1, we are off to a strong start to the year.   We have continued to execute on our growth strategy and drive record results and engagement with our guests, while making crucial investments in our team and our Shacks. The recent launch of the Chick’n Shack at all domestic company-operated locations has driven traffic growth and created an entirely new way our guests can enjoy the Shack. During the quarter, we opened three domestic company-operated Shacks including our first Shack in California in the heart of West Hollywood, which has been one of the strongest openings in our 12-year history. We are incredibly excited about the 2016 pipeline and have now raised our revenue expectations and increased guidance to open at least 16 domestic company-operated Shacks this year. We’re looking forward to a great year ahead."
Development Highlights
During the quarter, the Company opened three domestic company-operated Shacks, including two Shacks in Arizona—in Scottsdale at the Fashion Square shopping center and in Phoenix in the iconic Uptown Plaza—as well as the Company's first Shack in California, located in West Hollywood on Santa Monica Boulevard. Additionally, the Company opened one international licensed Shack in Muscat, its first Shack in Oman.

Location	Type	Opening Date
Muscat, Oman — City Centre Muscat	International Licensed	February 6
Scottsdale, AZ — Fashion Square	Domestic Company-Operated	February 26
Phoenix, AZ — Uptown Plaza	Domestic Company-Operated	March 9
West Hollywood, CA — West Hollywood	Domestic Company-Operated	March 15
Subsequent to the end of the quarter, the Company opened one domestic-company operated Shack in the Fashion Centre at Pentagon City and three licensed Shacks—a second Shack in the Japan market in Ebisu, a domestic licensed Shack in the Las Vegas market in the T-Mobile Arena and the first Shack in Bahrain in the Bahrain City Centre shopping center.

First Quarter 2016 Review
Total revenue, which includes Shack sales and licensing revenue, increased 43.3% to $54.2 million in the first quarter of 2016, from $37.8 million for the first quarter of 2015. Shack sales for the first quarter of 2016 were $52.2 million, an increase of 44.7% from $36.0 million in the same quarter last year, due primarily to the opening of new Shacks, as well as same-Shack sales growth. Licensing revenue for the first quarter was $2.0 million, an increase of 14.3% from $1.8 million in the same quarter last year, due primarily to the opening of new licensed Shacks, offset by lower revenue from Shacks located primarily in the Middle East and the unfavorable impact of foreign exchange rate fluctuations.
Same-Shack sales increased 9.9% for the first quarter of 2016 versus 11.7% growth in the first quarter last year. The comparable Shack base includes those restaurants open for 24 months or longer. For the first quarter of 2016, the comparable Shack base included 20 Shacks versus 13 Shacks for the first quarter of 2015.
Average weekly sales for domestic company-operated Shacks were $90,000 for the first quarter of 2016 compared to $89,000 for the same quarter last year, a 1.1% increase, primarily due to robust traffic growth, menu price increases and solid performance across the existing Shack base, including in new markets.
Shack-level operating profit, a non-GAAP measure, increased 58.6% to $14.7 million for the first quarter of 2016 from $9.3 million in the same quarter last year. As a percentage of Shack sales, Shack-level operating profit margins increased 250 basis points to 28.2% as we experienced higher flow through from lower than anticipated food costs and the leveraging of other operating expenses on the increased Shack sales. A reconciliation of Shack-level operating profit to operating income (loss), the most directly comparable GAAP financial measure, is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
General and administrative expenses decreased to $6.9 million for the first quarter of 2016 from $18.4 million in the same quarter last year. As a percentage of total revenue, general and administrative expenses decreased to 12.7% for the first quarter of 2016 from 48.6% in the first quarter last year, primarily due to non-recurring expenses incurred in the prior year, including $12.8 million of non-recurring compensation expenses and $0.6 million of IPO-related expenses.
Adjusted EBITDA, a non-GAAP measure, increased 54.4% to $10.8 million. As a percent of total revenue, adjusted EBITDA margins increased approximately 140 basis points to 19.9% compared to 18.5% for the year ago period. A reconciliation of adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure, is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
Net income was $1.5 million, or $0.07 per diluted share, for the first quarter of 2016, compared to net loss of $12.7 million, or $1.06 per diluted share, for the same period last year.
Adjusted pro forma net income, a non-GAAP measure, increased 114.4% to $2.8 million, or $0.08 per fully exchanged and diluted share during the first quarter of 2016, compared to $1.3 million, or $0.04 per diluted share during the first quarter of 2015. A reconciliation between net income (loss) and adjusted pro forma net income is included in the accompanying financial data.

Updated 2016 Outlook
For the fiscal year ending December 28, 2016, the Company is revising its financial outlook to the following:

▪	Total revenue between $245 million and $249 million (vs. $237 million to $242 million).

▪	Same-Shack sales growth between 4% and 5% (vs. between 2.5% and 3.0%).

▪	16 (vs. 13) total new domestic company-operated Shacks to be opened in 2016.

▪	Seven licensed Shacks to be opened under the Company's current license agreements in the U.K., Middle East and Japan.

▪	Approximately 75 to 100 basis points (vs. 100 to 150 basis points) of deleverage in labor and related expenses as a percentage of Shack sales, on a year-over-year basis.

▪	Adjusted pro forma effective tax rate between 40% and 41% (vs. 43% and 44%).
Earnings Conference Call
As previously announced, the Company will host a conference call to discuss its first quarter 2016 financial results today at 5:00 p.m. EDT.
The conference call can be accessed live over the phone by dialing (888) 417-8516 or for international callers by dialing (719) 325-2393. A replay will be available after the call and can be accessed by dialing (877) 870-5176 or for international callers by dialing (858) 384-5517; the passcode is 2233342. The replay will be available until May 19, 2016.
The conference call will also be webcast live from the Company's Investor Relations website at http://investor.shakeshack.com. An archive of the webcast will be available at the same location on the website shortly after the call has concluded.
Definitions
The following definitions apply to these terms as used in this release:
"Shack sales" is defined as the aggregate sales of food and beverages in domestic company-operated Shacks and excludes sales from licensed Shacks.
"Same-Shack sales" represents Shack sales for the comparable Shack base, which is defined as the number of domestic company-operated Shacks open for 24 months or longer.
"Average weekly sales" is calculated by dividing total Shack sales by the number of operating weeks for all Shacks in operation during the period. For Shacks that are not open for the entire period, we make fractional adjustments to the number of operating weeks such that it corresponds to the period of associated sales.
"Shack-level operating profit margin" is defined as Shack sales less certain operating expenses, including food and paper costs, labor and related expenses, other operating expenses and occupancy and related expenses as a percentage of Shack sales.
“EBITDA” means, for any reporting period, net income before interest, taxes, depreciation and amortization.
“Adjusted EBITDA” is defined as net income before interest, taxes, depreciation and amortization, adjusted for the impact of certain non-cash and other items that the Company does not consider in their evaluation of ongoing operating performance. These items include equity-based compensation expense, non-cash deferred rent adjustments, pre-opening costs, as well as certain non-recurring charges.
"Adjusted pro forma net income" represents net income attributable to Shake Shack Inc. assuming the full exchange of all outstanding membership interests of SSE Holdings, LLC for shares of Class A common stock, adjusted for certain non-recurring items the Company does not believe directly reflect their core operations.
About Shake Shack
Shake Shack® (NYSE: SHAK) is a modern day “roadside” burger stand known for its 100% all-natural, antibiotic-free Angus beef burgers, chicken (no hormones added ever), flat-top dogs, frozen custard, crinkle cut fries, beer and wine (available at select locations) and more. With its fresh, simple, high-quality food at a great value, Shake Shack is a fun and lively community gathering place with widespread appeal. From its premium ingredients and caring hiring practices to its inspiring designs and deep community investment, Shake Shack’s mission is to Stand For Something Good®. Since the original Shack opened in 2004 in NYC’s Madison Square Park, the Company has opened multiple locations in 14 states and the District of Columbia, as well as international locations including London, Istanbul, Dubai, Tokyo, Moscow and more.

Investor Contact:
Melissa Calandruccio, ICR
Michelle Epstein, ICR
(844) SHACK-04 (844-742-2504)
investor@shakeshack.com
Media Contact:
Edwin Bragg, Shake Shack
(646) 747-6654
ebragg@shakeshack.com
Forward-Looking Statements
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements, including, but not limited to, expected financial outlook for fiscal year 2016, expected Shack openings, expected same-Shack sales growth and trends in the Company’s operations. Forward-looking statements discuss the Company's current expectations and projections relating to their financial position, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "aim," "anticipate," "believe," "estimate," "expect," "forecast," "outlook," "potential," "project," "projection," "plan," "intend," "seek," "may," "could," "would," "will," "should," "can," "can have," "likely," the negatives thereof and other similar expressions. All forward-looking statements are subject to known and unknown risks, uncertainties and other important factors that may cause actual results to be materially different. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2015 filed with the Securities and Exchange Commission ("SEC") on March 30, 2016. All of the Company's SEC filings are available online at www.sec.gov, www.shakeshake.com or upon request from Shake Shack Inc. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

SHAKE SHACK INC.
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(UNAUDITED)
(in thousands, except per share amounts)

	Thirteen Weeks Ended
	March 30, 2016		April 1, 2015
Shack sales	$52,153	96.3%	$36,047	95.3%
Licensing revenue	2,012	3.7%	1,761	4.7%
TOTAL REVENUE	54,165	100.0%	37,808	100.0%
Shack-level operating expenses(1):
Food and paper costs	15,032	28.8%	11,004	30.5%
Labor and related expenses	13,162	25.2%	9,101	25.2%
Other operating expenses	4,919	9.4%	3,480	9.7%
Occupancy and related expenses	4,323	8.3%	3,183	8.8%
General and administrative expenses	6,884	12.7%	18,385	48.6%
Depreciation expense	3,106	5.7%	2,191	5.8%
Pre-opening costs	2,025	3.7%	1,413	3.7%
TOTAL EXPENSES	49,451	91.3%	48,757	129.0%
OPERATING INCOME (LOSS)	4,714	8.7%	(10,949)	(29.0)%
Interest expense, net	64	0.1%	78	0.2%
INCOME (LOSS) BEFORE INCOME TAXES	4,650	8.6%	(11,027)	(29.2)%
Income tax expense	1,299	2.4%	233	0.6%
NET INCOME (LOSS)	3,351	6.2%	(11,260)	(29.8)%
Less: net income attributable to non-controlling interests	1,889	3.5%	1,408	3.7%
NET INCOME (LOSS) ATTRIBUTABLE TO SHAKE SHACK INC.	$1,462	2.7%	$(12,668)	(33.5)%
Earnings (loss) per share of Class A common stock:
Basic	$0.07		$(1.06)
Diluted	$0.07		$(1.06)
Weighted-average shares of Class A common stock outstanding:
Basic	20,353		11,953
Diluted	20,812		11,953

(1)	As a percentage of Shack sales.

SHAKE SHACK INC.
SELECTED BALANCE SHEET DATA AND OPERATING DATA
(UNAUDITED)
(dollar amounts in thousands)

	March 30, 2016	December 30, 2015
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$65,855	$70,849
Total assets	$422,510	$379,547
Total liabilities	$255,092	$222,528
Total equity	$167,418	$157,019

	Thirteen Weeks Ended
	March 30, 2016	April 1, 2015
SELECTED OPERATING DATA:
Same-Shack sales growth	9.9%	11.7%
Shacks in the comparable base	20	13

Shack system-wide sales	$83,297	$64,303

Average weekly sales
Domestic company-operated	$90	$89

Shack-level operating profit	$14,717	$9,279
Shack-level operating profit margin	28.2%	25.7%

Adjusted EBITDA	$10,803	$6,998
Adjusted EBITDA margin	19.9%	18.5%

Capital expenditures	$14,128	$8,558

Shack counts (at end of period):
System-wide	88	66
Domestic company-operated	47	34
Domestic licensed	5	5
International licensed	36	27

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)
(dollar amounts in thousands)

To supplement its consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses the following non-GAAP financial measures: Shack-level operating profit, EBITDA, adjusted EBITDA, adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share (collectively the "non-GAAP financial measures"). The Company believes that these non-GAAP financial measures, when used in conjunction with GAAP financial measures, provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The non-GAAP measures used by the Company are not necessarily comparable to similarly titled measures used by other companies due to different methods of calculation.
Shack-Level Operating Profit
Shack-level operating profit and Shack-level operating profit margin are not required by, or presented in accordance with, GAAP. Shack-level operating profit is a supplemental measure of operating performance and the Company's calculations thereof may not be comparable to similar measures reported by other companies. Shack-level operating profit margin has limitations as an analytical tool and should not be considered as a substitute for analysis of the Company's results as reported under GAAP. Management believes that Shack-level operating profit and Shack-level operating profit margin are important measures to evaluate the performance and profitability of each Shack, individually and in the aggregate. The Company uses Shack-level operating profit margin information to benchmark their performance versus their competitors. A reconciliation of Shack-level operating profit to operating income (loss), the most directly comparable GAAP measure, is set forth below.

	Thirteen Weeks Ended
	March 30, 2016	April 1, 2015
Shack-level operating profit	$14,717	$9,279
Add:
Licensing revenue	2,012	1,761
Less:
General and administrative expenses	6,884	18,385
Depreciation expense	3,106	2,191
Pre-opening costs	2,025	1,413
Operating income (loss)	$4,714	$(10,949)

Total revenue	$54,165	$37,808
Less: licensing revenue	2,012	1,761
Shack sales	$52,153	$36,047

Shack-level operating profit margin	28.2%	25.7%

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)
(dollar amounts in thousands)

EBITDA and Adjusted EBITDA
EBITDA and Adjusted EBITDA are non-GAAP supplemental measures of operating performance that do not represent and should not be considered alternatives to net income (loss) or cash flow from operations, as determined by GAAP. EBITDA and Adjusted EBITDA are used by management to measure the operating performance of their business, excluding specifically identified items that management believes do not directly reflect their core operations. A reconciliation of EBITDA and Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure, is set forth below.

	Thirteen Weeks Ended
	March 30, 2016	April 1, 2015
Net income (loss)	$3,351	$(11,260)
Depreciation expense	3,106	2,191
Interest expense, net	64	78
Income tax expense	1,299	233
EBITDA	7,820	(8,758)

Equity-based compensation(1)	1,030	792
Pre-opening costs(2)	1,363	955
Deferred rent(3)	590	556
Non-recurring compensation expenses related to the IPO(4)	—	12,818
IPO-related expenses(5)	—	635
ADJUSTED EBITDA	$10,803	$6,998

(1)	Represents non-cash equity-based compensation expense and relates solely to stock options granted in connection with the IPO.

(2)	Non-capital expenditures associated with opening new Shacks exclusive of deferred rent incurred prior to opening.

(3)	Reflects the extent to which our annual rent expense has been above or below our cash rent payments.

(4)
Non-recurring compensation expense incurred in connection with the IPO. Includes expense recognized upon settlement of outstanding awards under the Company's Unit Appreciation Rights Plan, the related employer withholding taxes and the accelerated vesting of outstanding restricted Class B units.

(5)	Costs incurred in connection with the Company's initial public offering, including legal, accounting and other related expenses.

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)
(in thousands, except per share amounts)

Adjusted Pro Forma Net Income and Adjusted Pro Forma Earnings Per Fully Exchanged and Diluted Share
Adjusted pro forma net income represents net income attributable to Shake Shack Inc. assuming the full exchange of all outstanding SSE Holdings, LLC membership interests ("LLC Interests") for shares of Class A common stock, adjusted for certain non-recurring items that management believes do not directly reflect their core operations. Adjusted pro forma earnings per fully exchanged and diluted share is calculated by dividing adjusted pro forma net income by the weighted-average shares of Class A common stock outstanding, assuming the full exchange of all outstanding LLC Interests, after giving effect to the dilutive effect of outstanding stock options.
Adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share are supplemental measures of operating performance that do not represent and should not be considered alternatives to net income (loss) and earnings per share, as determined by GAAP. Management believes adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share supplement GAAP measures and enables them to more effectively evaluate its performance period-over-period and relative to competitors. A reconciliation of adjusted pro forma net income to net income (loss), the most directly comparable GAAP measure, and the computation of adjusted pro forma earnings per fully exchanged and diluted share are set forth below.

	Thirteen Weeks Ended
	March 30, 2016	April 1, 2015
Numerator:
Net income (loss) attributable to Shake Shack Inc.	$1,462	$(12,668)
Adjustments:
Reallocation of net income attributable to non-controlling interests from the assumed exchange of LLC Interests(1)	1,889	1,408
Non-recurring compensation expenses incurred in connection with the IPO(2)	—	12,818
IPO-related expenses(3)	—	635
Income tax expense(4)	(543)	(883)
Adjusted pro forma net income	$2,808	$1,310

Denominator:
Weighted-average shares of Class A common stock outstanding—diluted	20,812	11,953
Adjustments:
Assumed exchange of LLC Interests for shares of Class A common stock(1)	15,900	24,192
Dilutive effect of stock options	—	904
Adjusted pro forma fully exchanged weighted-average shares of Class A common stock outstanding—diluted	36,712	37,049

Adjusted pro forma earnings per fully exchanged share—diluted	$0.08	$0.04

(1)
Assumes the exchange of all outstanding LLC Interests for shares of Class A common stock, resulting in the elimination of the non-controlling interest and recognition of the net income attributable to non-controlling interests.

(2)
Non-recurring compensation expense incurred in connection with the IPO. Includes expense recognized in settlement of outstanding awards under the Company's Unit Appreciation Rights Plan, the related employer withholding taxes and the accelerated vesting of outstanding restricted Class B units.

(3)	Costs incurred in connection with the Company's initial public offering, including legal, accounting and other related expenses.

(4)
Represents the tax effect of the aforementioned adjustments and pro forma adjustments to reflect corporate income taxes at assumed effective tax rates of 39.6% and 46.0% for the thirteen weeks ended March 30, 2016 and April 1, 2015, respectively, which include provisions for U.S. federal income taxes, certain LLC entity-level taxes and foreign withholding taxes, assuming the highest statutory rates apportioned to each applicable state, local and foreign jurisdiction.